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                                                                    EXHIBIT 99.1


                                Pacer Technology
                             9420 Santa Anita Avenue
                           Rancho Cucamonga, CA 91730
                                 (909) 987-0550
                                  NASDAQ: PTCH

  FOR IMMEDIATE RELEASE                                CONTACT: LAURENCE HUFF
  FEBRUARY 26, 2001                                    CHIEF FINANCIAL OFFICER
                                                            (909) 987-0550

                      PACER TECHNOLOGY NAMES RICHARD S. KAY
                     NEW CHAIRMAN OF THE BOARD OF DIRECTORS
                  E.T. Gravette to Remain on Board of Directors

Rancho Cucamonga, CA, February 26/PR Newswire/-- Pacer Technology today announced Richard S. Kay has become the Chairman of the Company's Board of Directors and that E.T. Gravette, Pacer's current Chairman would continue serving as a Director of the Company. As Chairman of the Board, Mr. Kay will assume full time responsibilities at Pacer.

Mr. Gravette stated "Rick Kay is a proven and successful corporate leader with extensive background in finance and industry. I am pleased that Rick has agreed to succeed me in this new full time position. During the last three months, Rick and a team of consultants have examined all of Pacer's business units and operations. They have completed their review and made recommendations for the Company to evaluate. The management team will now develop action plans for implementation."

Mr. Kay has been a CEO and CFO for several companies over a broad range of industries, including manufacturing of consumer products, energy and health care. He was the CFO for three different companies during the course of their initial public offerings and the CFO for four companies during the course of merger transactions. Most recently Rick was the COO and CFO for TruCost Food Systems, a company formed in 1999 to develop a foodservice web site. After serving as CFO of Paragon Steakhouse Restaurants for 4 years, he was promoted to be the CEO and was responsible for directing the turnaround for this owner and operator of 73 upscale casual restaurants located in eleven states. Consolidated sales were $175 million and the company had 4,000 employees. Paragon was sold in 1998.

Pacer Technology is a manufacturer, packager and distribution company engaged in marketing advanced technology adhesives, sealants, and related products as well as manicure implements for consumer markets on a worldwide basis. It is the provider of SUPER GLUE(R), ZAP(R), PRO SEAL(R), Cook Bates(TM), Diamon Deb/Kurlash(R) and Gem(R), and other well known branded products.